EXHIBIT 99.1

CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

We hereby consent to the use of the opinion letter of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) dated July 14, 2008 to the Board of Directors of Edge Petroleum Corporation (“Edge”), which is included as Annex B to the Proxy Statement/Prospectus that forms a part of the Registration Statement on Form S-4 of Chaparral Energy, Inc. relating to the proposed merger of Edge with and into Chaparral Exploration, L.L.C., and to references to Merrill Lynch and such opinion letter in such Proxy Statement/Prospectus under the headings “Summary—The Merger—Opinion of Edge’s Financial Advisor,” and “The Merger—Background of the Merger,” “—Reason’s for Recommendation of Edge’s Board of Directors,” and “—Opinion of Merrill Lynch to the Edge Board of Directors.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder (the “Securities Act”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of this Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any amendments to this Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Andrew J. Rapp
Andrew J. Rapp
Director

Houston, Texas

August 15, 2008